EXHIBIT 23.1

OWENS-ILLINOIS, INC.

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the caption “Experts” in the Registration Statement (Form S-3) and related Prospectus of Owens-Illinois, Inc. for the registration of 14,534,298 shares of its common stock and to the incorporation by reference therein of our reports dated February 10, 2010, with respect to the consolidated financial statements and financial statement schedule of Owens-Illinois, Inc. and the effectiveness of internal control over financial reporting of Owens-Illinois, Inc., included in its Annual Report (Form 10-K) for the year ended December 31, 2009, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Ernst & Young LLP

Toledo, Ohio
October 28, 2010